Exhibit No. 99.1

MATRIX SERVICE CLARIFIES STOCK DIVIDEND ANNOUNCEMENT

TULSA, OK—October 24, 2003—Matrix Service Co. (Nasdaq: MTRX), a leading industrial services company, today clarified its previous announcement of a one-for-one stock dividend. The payment of a one-for-one stock dividend is the same as a two-for-one split of the company’s shares of common stock. Additionally, section 305 of the Internal Revenue Code, treats this transaction as non-taxable.

As a result of the stock split, shareholders will receive one additional common share for each share held on the record date of October 31, 2003 and is payable on November 21, 2003. Upon completion of the stock split, the number of common shares outstanding will double to approximately 16.4 million shares. The additional shares will be mailed on or about November 21, 2003, by the Company’s transfer agent, UMB Bank.

On the morning of November 24, the stock will start trading on a split basis; each shareholder will then have two shares with a value equal to one share at the closing price on November 21.

The share amounts and the examples used in this press release are for illustrative purposes only and should not be relied upon for any other purpose.

About Matrix Service Company

Matrix Service Company provides general industrial construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, Pennsylvania, Illinois, Utah, South Carolina, Washington, and Delaware in the U.S. and Canada.

This release contains certain forward-looking statements including statements preceded or modified by the words “anticipate”, “continues”, “expect”, “forecast”, “outlook”, “believe”, “estimate”, “should” and “will” and words of similar effect, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those identified in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission, many of which are beyond the control of the Company, and any one of which, or a combination of which, could materially affect the results of the Company’s operations.

For More Information:	Investors:
Michael J. Hall	Trúc N. Nguyen
Vice President Finance and CFO	VP, Investor Relations
Matrix Service Company	Stern & Co.
918/838-8822	212/888-0044
mhall@matrixservice.com	tnguyen@sternco.com

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